Exhibit 10.1

Execution Copy

_________________________________________________________________

AMENDED AND RESTATED PURCHASE AGREEMENT

by and among

MEDIWARE INFORMATION SYSTEMS, INC.

ADVANTAGE REIMBURSEMENT, LLC

HEALTHCARE AUTOMATION, INC.

DAVID A. BELHUMEUR

and

KENNETH J. PEREIRA

_________________________________________________________________

Dated: December 11, 2009

ARTICLE I	SALE AND PURCHASE OF SHARES	1

1.1.	Purchased Shares	1
1.2.	Contracts Currently Performed by Advantage Reimbursement	2

ARTICLE II	PURCHASE PRICE; ALLOCATION	2

2.1.	Calculation of Purchase Price	2
2.2.	Determination of Estimated Initial Purchase Price	2
2.3.	Determination of Initial Purchase Price.	2
2.4.	Incremental Revenue Payment.	4
2.5.	Payments to Shareholders	7
2.6.	Allocation of Purchase Price	8

ARTICLE III	CLOSING	8

3.1.	Closing Date	8
3.2.	Payment of Estimated Initial Purchase Price; Delivery of Shares.	8
3.3.	Buyer’s Additional Deliveries	8
3.4.	Shareholders’ Deliveries	9
3.5.	Further Assurances	10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF HAI AND THE SHAREHOLDERS	10

4.1.	Organization of HAI	10
4.2.	Authorization, Execution and Enforceability	10
4.3.	Absence of Restrictions and Conflicts	10
4.4.	Capitalization	11
4.5.	No Interest in Other Entities	11
4.6.	Ownership of Assets and Related Matters.	11
4.7.	Financial Statements; Undisclosed Liabilities	13
4.8.	Operations Since Balance Sheet Date	13
4.9.	Legal Proceedings	13
4.10.	Licenses, Permits and Compliance with Law	13
4.11.	Contracts	14
4.12.	Tax Matters.	14
4.13.	Employees	15
4.14.	Employee Benefit Plans.	15
4.15.	Labor Relations	18
4.16.	Insurance	18
4.17.	Intellectual Property.	18
4.18.	Code Quality.	24
4.19.	Transactions with Affiliates	25
4.20.	Customer Relations	25
4.21.	Nondisclosed Payments; Ethical Practices	25
4.22.	Brokers, Finders and Investment Bankers	26
4.23.	Bank Accounts; Powers of Attorney	26
4.24.	Environment, Health and Safety	26
4.25.	Claims Against Officers and Directors	27

i

4.26.	Disclosure	27

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	27

5.1.	Organization, Power and Good Standing	27
5.2.	Authority	27
5.3.	No Violation	28
5.4.	Disclosure	28
5.5.	Brokers, Finders and Investment Bankers	28

ARTICLE VI	ACTION PRIOR TO THE CLOSING DATE	28

6.1.	Access to Information	28
6.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.	29
6.3.	Consents of Third Parties	29
6.4.	Operations Prior to the Closing Date	29
6.5.	Non-Solicitation	29

ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	30

7.1.	No Misrepresentation or Breach of Covenants and Warranties	30
7.2.	No Changes or Destruction of Property	30
7.3.	No Restraint or Litigation	30
7.4.	Necessary Consents	30
7.5.	Satisfactory Completion of Due Diligence	31
7.6.	401(k) Plan	31
7.7.	Automobile Leases; Tickets	31
7.8.	Approval by Buyer’s Board of Directors	31
7.9.	Closing Deliveries	31
7.10.	Satisfaction of Advantage Reimbursement Purchase Agreement Conditions	31
7.11.	Assignment of Advantage Reimbursement Performed Contracts	31

ARTICLE VIII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS	31

8.1.	No Misrepresentation or Breach of Covenants and Warranties	31
8.2.	No Restraint or Litigation	32
8.3.	Closing Deliveries	32
8.4.	Satisfaction of Advantage Reimbursement Purchase Agreement Conditions	32

ARTICLE IX	CONFIDENTIAL INFORMATION; NON-COMPETITION	32

9.1.	Definitions	32
9.2.	Trade Secrets and Confidential Information.	32
9.3.	Noncompetition.	33
9.4.	Severability	33
9.5.	Injunctive Relief	34

ARTICLE X	ADDITIONAL COVENANTS AND AGREEMENTS	34

10.1.	Employee Matters	34

10.2.	Public Announcements	34
10.3.	Tax Matters	34
10.4.	Right of Offset	36
10.5.	Nature and Survival of Representations	37

ARTICLE XI	TERMINATION	37

11.1.	Termination	37
11.2.	Notice of Termination	37
11.3.	Effect of Termination	37

ARTICLE XII	GENERAL PROVISIONS	37

12.1.	Waiver of Terms	38
12.2.	Amendment of Agreement	38
12.3.	Payment of Expenses	38
12.4.	Contents of Agreement, Parties in Interest, Assignment	38
12.5.	Notices	38
12.6.	Severability	39
12.7.	Schedules and Exhibits	39
12.8.	Counterparts	40
12.9.	Headings	40
12.10.	Governing Law; Jurisdiction	40
12.11.	Waiver of Jury Trial	40

EXHIBITS

Exhibit	Title

A	Form of Assignment Separate from Certificate

B-1	Form of Kenneth J. Pereira Employment Agreement

B-2	Form of Jennifer Keiser Employment Agreement

C	Form of Indemnification Agreement

D	Form of Legal Opinion

AMENDED AND RESTATED PURCHASE AGREEMENT

AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”), dated December 11, 2009, by and among Mediware Information Systems, Inc., a New York corporation (“Buyer”); Advantage Reimbursement, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Advantage Reimbursement, LLC”), Healthcare Automation, Inc., a Delaware corporation (“HAI”), Kenneth J. Pereira (“Pereira”); and David A. Belhumeur (“Belhumeur”).

R E C I T A L S

A.           HAI is engaged in the business of providing software and services related to the home health care industry (the “Business”), operating from its primary business location at 41 Sharpe Drive, Cranston, Rhode Island 02920;

B.            Pereira and Belhumeur (each, a “Shareholder” and together, the “Shareholders”) together own beneficially and of record all of the issued and outstanding shares of HAI;

C.            The parties hereto have previously entered into that certain Asset Purchase Agreement, dated November 24, 2009 (the “Asset Purchase Agreement”), pursuant to which Buyer agreed to purchase substantially all of the Business and assets and assume certain liabilities of HAI, subject to certain closing conditions; and

D.            In lieu of the asset purchase contemplated by the Asset Purchase Agreement, the parties hereto now desire that the Shareholders sell, transfer and assign to Buyer, and Buyer purchase from the Shareholders, 200 shares of Common Stock, $0.01 par value, of HAI, constituting all of the issued and outstanding shares of capital stock of HAI, together with all rights incident thereto, including, without limitation, the goodwill of HAI (the “Shares”); and

E.            The parties desire to amend and restate the terms of the Asset Purchase Agreement to provide for, among other things, the purchase by Buyer from the Shareholders of the Shares in lieu of the asset purchase contemplated by the Asset Purchase Agreement, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, the parties hereto agree to amend and restate the terms of the Asset Purchase Agreement as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1.         Purchased Shares.  Subject to the terms and conditions of this Agreement, at the Closing and effective as of the Closing Date (as defined below), the Shareholders agrees to sell to Buyer and Buyer agrees to purchase and acquire from the Shareholders, free and clear of all liens, claims and encumbrances, all of the Shareholders’ right, title and interest in and to the Shares.

1.2.         Contracts Currently Performed by Advantage Reimbursement.  HAI is a party to certain contracts now in effect that are currently being performed by Advantage Reimbursement (as defined below) (“Advantage Reimbursement Performed Contracts”).  As required under the Advantage Reimbursement Purchase Agreement (as defined below), at the Closing and immediately prior to the transfer of the Shares, HAI shall convey, assign, transfer and deliver to Advantage Reimbursement, LLC, and Advantage Reimbursement, LLC shall acquire from HAI, all of HAI’s right, title and interest in and to the Advantage Reimbursement Performed Contracts.

ARTICLE II

PURCHASE PRICE; ALLOCATION

2.1.         Calculation of Purchase Price.  Subject to the terms and conditions contained herein, Buyer agrees to pay, in accordance with the provisions of Section 2.5, and the Shareholders agree to accept, as the “Healthcare Automation Purchase Price” for the Shares and for the covenants described in Article IX hereof, an amount equal to:

(a)           The “Initial Purchase Price” equal to:

(i)            $3,500,000, plus (or minus)

(ii)           the amount (if any) by which the Closing Working Capital (as determined in accordance with Section 2.3) is greater than (or less than) $387,396, plus

(b)           the Healthcare Automation Incremental Revenue Payment (as defined in Section 2.4) of up to $954,000, payable in accordance with Section 2.4.

2.2.         Determination of Estimated Initial Purchase Price.  Prior to the Closing Date, HAI shall deliver to Buyer (i) an unaudited balance sheet of HAI as of the Closing Date prepared consistently with the past practices of HAI, presenting fairly the expected financial position and results of operations of HAI as of the Closing Date and (ii) a certificate executed on behalf of HAI by the Chief Executive Officer of HAI, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth HAI’s best good faith estimate of the Initial Purchase Price (the “Estimated Initial Purchase Price”), including an estimate of the Closing Working Capital (as defined in Section 2.3 that such Chief Executive Officer anticipates based upon the most recent available financial statements will be reflected on the Closing Statement prepared in accordance with Section 2.3.  Such Estimated Initial Purchase Price shall be subject to approval by Buyer.

2.3.         Determination of Initial Purchase Price.

(a)           Within 30 days following the Closing Date, Buyer shall prepare and deliver to the Shareholders (i) an unaudited balance sheet of HAI as of the Closing Date (the “Preliminary Closing Date Balance Sheet”) prepared consistently with the past practices of HAI, presenting fairly the financial position and results of operations of HAI as of the Closing Date and for the period covered thereby and (ii) a statement (the “Preliminary Closing Statement”) setting forth (A) the Working Capital (as defined below) as of the Closing Date (the “Closing Working Capital”) and (B) the Initial Purchase Price.

(b)           The Shareholders may review such balance sheet and statement and, within 10 days after the date of such receipt, may deliver to Buyer a joint certificate setting forth their objections to those items and amounts reflected in the Preliminary Closing Date Balance Sheet and the Preliminary Closing Statement, together with a summary of the reasons therefor and calculations which, in their view, are necessary to eliminate such objections.  Any items and amounts not identified and properly objected to by the Shareholders in such joint certificate of objection shall be deemed to have been agreed to by the Shareholders.  If the Shareholders fail to deliver such joint certificate of objection within such 10-day period the Preliminary Closing Date Balance Sheet and Preliminary Closing Statement shall be deemed to have been accepted and agreed to by the Shareholders in the form in which it was delivered by Buyer and shall be final and binding upon the parties as the “Closing Date Balance Sheet”  and “Closing Statement,” respectively, for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth on the Closing Statement shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.

(c)           If the Shareholders duly deliver a joint certificate of objection pursuant to Section 2.3(b), Buyer and the Shareholders shall use their reasonable efforts to resolve by written agreement (the “Agreed Working Capital Adjustments”), no later than 10 days following Buyer’s receipt of such joint certificate, the disputed items or amounts identified in such joint certificate.  If Buyer and the Shareholders reach agreement in writing on such disputed items or amounts, the Preliminary Closing Date Balance Sheet and Preliminary Closing Statement as adjusted by the Agreed Working Capital Adjustments shall be final and binding as the “Closing Date Balance Sheet”  and “Closing Statement,” respectively, for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth on the Closing Statement shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.

(d)           If any objections raised by the Shareholders are not resolved by Agreed Working Capital Adjustments within the 10-day period referred to in Section 2.3(c), then Buyer and the Shareholders shall promptly submit the objections that are then unresolved to the Accounting Firm (as defined below), and the Accounting Firm shall be directed by Buyer and the Shareholders to resolve the unresolved objections (based solely on the presentations by Buyer and by the Shareholders as to whether any disputed items or amounts had been determined in a manner consistent with the past practices of HAI and its consideration of only those items or amounts in the Preliminary Closing Date Balance Sheet and Preliminary Closing Statement as to which the Shareholders have objected) as promptly as practicable and to deliver written notice to each of Buyer and the Shareholders setting forth its resolution of the disputed items or amounts.  The Preliminary Closing Date Balance Sheet and Preliminary Closing Statement, after giving effect to any Agreed Working Capital Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Date Balance Sheet”  and “Closing Statement,” respectively, for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth in the Closing Statement shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.  For purposes of this Agreement, “Accounting Firm” means an accounting firm that (i) is reasonably acceptable to Buyer and the Shareholders, (ii) has no material relationship with Buyer, either Shareholder or their respective Affiliates or other material conflict and (iii) agrees to undertake the engagement for fees and expenses that are reasonably acceptable to both Buyer and the Shareholders.

(e)           The parties hereto shall make available to Buyer, the Shareholders and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Closing Date Balance Sheet and the Preliminary Closing Statement or any matters submitted to the Accounting Firm.  With respect to matters submitted to the Accounting Firm under this Section 2.3, the fees and expenses of the Accounting Firm shall be borne by the party (either Buyer or the Shareholders) whose calculation of the Closing Working Capital is further from the calculation of the Closing Working Capital as determined by the Accounting Firm.  If the respective calculations of Buyer and the Shareholders are equally close to the calculation of the Closing Working Capital as determined by the Accounting Firm, then the fees and expenses of the Accounting Firm shall be borne equally, half by Buyer and half by the Shareholders.

(f)            If the Estimated Initial Purchase Price is greater than the Initial Purchase Price, each of the Shareholders agree, jointly and severally, that within 10 business days after the Closing Statement is finalized pursuant to this Section 2.3, the Shareholders shall make payment by wire transfer to Buyer in immediately available funds of the amount of such difference, together with interest at a rate of 7% per annum from the Closing Date to the date of such payment.  If the Estimated Initial Purchase Price is less than the Initial Purchase Price, Buyer shall, within 10 business days after the Closing Statement is finalized pursuant to this Section 2.3, make payment by wire transfer to the Shareholders in immediately available funds of the amount of such difference, together with interest at a rate of 7% per annum from the Closing Date to the date of such payment.

(g)           For purposes of this Agreement, “Working Capital” means, as of any date of determination, the excess of the total current assets of HAI as of such date as reflected on the balance sheet of HAI as of such date over the total current liabilities of HAI as of such date as reflected on the balance sheet of HAI as of such date, in each case determined on a basis consistent with the past practices of HAI and consistent with the methodologies, practices and principles used in the preparation of the Financial Statements (except as otherwise provided in this definition and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby).  In determining the value of such total current assets and total current liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions corrected; (ii) all proper adjustments shall be made; (iii) the value of accounts receivable shall (A) be reduced by the amount of a customary reserve for uncollectible accounts and (B) exclude any accounts receivable from any Affiliates (as defined in Section 4.19) of HAI or either of the Shareholders; (iv) deferred tax assets shall be excluded from the determination of total current assets; (v) accrued expenses shall exclude amounts owed to either of the Shareholders or any Affiliates of either of the Shareholders; and (vi) the items set forth in Schedule 2.3(g) shall be pro-rated as of the Closing Date.

2.4.     Incremental Revenue Payment.

(a)           As used in this Agreement, the following terms shall have the meanings set forth below:

(i)            “Advantage Reimbursement” means Advantage Reimbursement, Inc., a Massachusetts corporation.

(ii)           “Advantage Reimbursement Purchase Agreement” means that certain Amended and Restated Purchase Agreement dated as of the date hereof by and among Advantage Reimbursement, LLC, Advantage Reimbursement, Belhumeur and Pereira, as may be hereafter amended.

(iii)          “Combined Revenue” means the sum of (A) the Healthcare Automation Revenue (as defined below), plus (B) the Advantage Reimbursement Revenue (as defined in the Advantage Reimbursement Purchase Agreement).

(iv)          “Healthcare Automation Revenue” means the Revenue for the Period reflected in the Healthcare Automation Revenue Report (each as defined below).

(v)           “Pro Rata Fraction” means a value equal to the quotient of (A) the Healthcare Automation Revenue reflected in the Healthcare Automation Revenue Report; divided by (B) the Combined Revenue.

(vi)          “Revenue” means revenues recognized by Buyer, in accordance with Buyer’s revenue recognition policies applied in a manner consistent with GAAP, with respect to sales of the products and services sold by the Business as of the Closing Date except with respect to any Advantage Reimbursement Performed Contracts.

(vii)         “Combined Credit Amount” means the total amount of all refunds and credits paid or credited by Buyer through the first anniversary of the Closing Date pursuant to the terms (as in effect on the Effective Date of the Asset Purchase Agreement) of the contracts referenced in Schedule 2.4; provided that Buyer has not materially reduced the number of personnel working on implementation and support services for the acquired business.  For the avoidance of doubt, a customer’s failure to pay a fee when due or scheduled shall not be considered a refund or credit under the preceding sentence.

(b)       As promptly as practicable following the first anniversary of the Closing Date (but not later than 60 days after such date), Buyer shall prepare and deliver to the Shareholders a report (the “Preliminary Revenue Report”) setting forth the amount of Revenue (as defined in Section 2.4(a)) recognized by Buyer during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Period”).  Buyer shall also deliver to the Shareholders an interim report in the form of the Preliminary Revenue Report within 15 days of the end of each fiscal quarter during the Period with respect to Revenue recognized by Buyer during the prior fiscal quarter (each, an “Interim Report”).  In addition, Buyer’s Chief Financial Officer shall, upon receipt of reasonable prior notice, provide the Shareholders with such information relating to Revenue as the Shareholders may reasonably request between Interim Reports.  The Preliminary Revenue Report, but not any Interim Reports, shall include financial statements and reports prepared by Buyer certified by Buyer’s Chief Financial Officer supporting such calculation for such period.

(c)       Promptly following receipt by the Shareholders of the Preliminary Revenue Report, the Shareholders may review such report and, within 10 days after the date of such receipt, may deliver to Buyer a joint certificate setting forth their objections to those items and amounts reflected in the Preliminary Revenue Report, together with a summary of the reasons therefor and calculations which, in their view, are necessary to eliminate such objections.  Any items and amounts not identified and properly objected to by the Shareholders in such joint certificate of objection shall be deemed to have been agreed to by the Shareholders.  If the Shareholders fail to deliver such joint certificate of objection within such 10-day period, the Preliminary Revenue Report shall be deemed to have been accepted and agreed to by the Shareholders in the form in which it was delivered by Buyer and shall be final and binding upon the parties, and the determination of the amount of Revenue set forth therein shall be final and binding as the “Healthcare Automation Revenue Report” for purposes of this Agreement.

(d)       If the Shareholders duly deliver a joint certificate of objection pursuant to Section 2.4(c), Buyer and the Shareholders shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”), no later than 10 days following Buyer’s receipt of such joint certificate, the disputed items or amounts identified in such joint certificate.  If Buyer and the Shareholders reach agreement in writing on such disputed items or amounts, the Preliminary Revenue Report as adjusted by the Agreed Adjustments shall be final and binding as the “Healthcare Automation Revenue Report” for purposes of this Agreement.

(e)       If any objections raised by the Shareholders are not resolved by Agreed Adjustments within the 10-day period referred to in Section 2.4(d), then Buyer and the Shareholders shall promptly submit the objections that are then unresolved to the Accounting Firm (as defined in Section 2.3(d)) and the Accounting Firm shall be directed by Buyer and the Shareholders to resolve the unresolved objections (based solely on the presentations by Buyer and by the Shareholders as to whether any disputed items or amounts had been determined in a manner consistent with GAAP and its consideration of only those items or amounts in the Preliminary Revenue Report as to which the Shareholders have objected) as promptly as practicable and to deliver written notice to each of Buyer and the Shareholders setting forth its resolution of the disputed items or amounts.  The Preliminary Revenue Report, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Healthcare Automation Revenue Report” for purposes of this Agreement.

(f)        The parties hereto shall make available to Buyer, the Shareholders and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Revenue Report, the calculation of the Combined Incremental Revenue Payment or any matters submitted to the Accounting Firm.  With respect to matters submitted to the Accounting Firm under this Section 2.4, the fees and expenses of the Accounting Firm shall be borne by the party (either Buyer or the Shareholders) whose calculation of the Combined Incremental Revenue Payment is further from the calculation of the Combined Incremental Revenue Payment as determined by the Accounting Firm.  If the respective calculations of Buyer and the Shareholders are equally close to the calculation of the Combined Incremental Revenue Payment as determined by the Accounting Firm, then the fees and expenses of the Accounting Firm shall be borne equally, half by Buyer and half by the Shareholders.

(g)       Promptly (but not later than 10 days) after the later to occur of (i) the Healthcare Automation Revenue Report being finalized pursuant to this Section 2.4, and (ii) the Advantage Reimbursement Revenue Report being finalized pursuant to Section 2.4 of the Advantage Reimbursement Purchase Agreement, Buyer shall deposit into the Escrow Account (as defined below) an amount equal to the product of (A) the Pro Rata Fraction, multiplied by (B) the amount by which (1) the Combined Incremental Revenue Payment, exceeds (2) the Combined Credit Amount, calculated in the manner described below:

(A)	The Combined Incremental Revenue Payment shall be $650,000, if the Combined Revenue is equal to or greater than $6,375,000, but less than or equal to $6,750,000.

(B)	The Combined Incremental Revenue Payment shall be $1,500,000, if the Combined Revenue is greater than $6,750,001.

Any payment required to be made by Buyer to the Shareholders pursuant to this Section 2.4(g) shall be referred to herein as the “Healthcare Automation Incremental Revenue Payment.”  In no event shall the sum of the Healthcare Automation Incremental Revenue Payment and the Advantage Reimbursement Incremental Revenue Payment (as defined in the Advantage Reimbursement Purchase Agreement) exceed $650,000 if the Combined Revenue is equal to or greater than $6,375,000, but less than or equal to $6,750,000, and in no event shall the sum of the Healthcare Automation Incremental Revenue Payment and the Advantage Reimbursement Incremental Revenue Payment exceed $1,500,000 if the Combined Revenue is greater than $6,750,001.

(h)         Within 45 days following the Closing, Buyer, Advantage Reimbursement and the Shareholders shall enter into an Escrow Agreement (the “Escrow Agreement”) with a financial institution or other third party acceptable to both Buyer and the Shareholders (the “Escrow Agent”) providing for the deposit by Buyer into an account established with the Escrow Agent (the “Escrow Account”), in accordance with Section 2.4(g), of an aggregate amount equal to the sum of (i) any Healthcare Automation Incremental Revenue Payment, plus (ii) any Advantage Reimbursement Incremental Revenue Payment (as defined in the Advantage Reimbursement Purchase Agreement) (together with any interest accrued thereon, the “Escrowed Amount”).  The Escrow Agreement shall provide that (x) the Escrowed Amount will be available to satisfy any obligations of the Seller Parties (as such term is defined in the Indemnification Agreement) pursuant to the terms of the Indemnification Agreement, and (y) any portion of the Escrowed Amount not distributed in satisfaction of such claims, or subject to a then-existing claim, shall be released to Seller and the Shareholders on September 30, 2011 as provided in the Escrow Agreement.  All fees and expenses charged by the Escrow Agent in connection with the Escrow Agreement shall be paid 50% by Buyer and 50% by the Shareholders.  Notwithstanding anything else contained in this Agreement, nothing contained in this Section 2.4(h) shall serve to limit Buyer’s remedies in connection with any right of indemnification under the Indemnification Agreement.

(i)         Until the date that is 10 days after the payment of the Healthcare Automation Incremental Revenue Payment to the Shareholders, if any, Buyer covenants and agrees to maintain separate books and records in order to allow the Buyer and the Shareholders to accurately calculate Revenue and the Healthcare Automation Incremental Revenue Payment.

2.5.         Payments to Shareholders.  Any payment required to be made by Buyer to the Shareholders under this Agreement shall be paid (a) 50% to Belhumeur by wire transfer of immediately available funds to a bank account in the United States specified by Belhumeur in writing to Buyer prior to payment and (b) 50% to Pereira by wire transfer of immediately available funds to a bank account in the United States specified by Pereira in writing to Buyer prior to payment.

2.6.         Allocation of Purchase Price.  The parties hereto shall mutually agree upon the manner in which the Healthcare Automation Purchase Price shall be allocated among the assets of HAI included in the calculation of Closing Working Capital and the covenants described in Article IX.  The parties agree that the mutually agreed-upon allocations shall be used by them and respected for all purposes including, without limitation, income tax purposes, if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the “Code”), and that the parties shall follow such allocations for all reporting purposes including, without limitation, Form 8594 to be filed pursuant to the Code.  Should there be any change in allocation (as a result of the Incremental Revenue Payment or otherwise), the parties will agree to a revised Form 8594 prior to the payment of the supplementary payment (or within the designated time afterward).

ARTICLE III

CLOSING

3.1.         Closing Date.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place as is mutually agreeable to Buyer and the Shareholders, which may include closing via mail, at 10:00 a.m. local time on December 15, 2009, or such other date and time as is mutually agreeable to Buyer and HAI (the “Closing Date”).  The Closing shall be deemed to have become effective, and title to the Shares shall be deemed to have been transferred to Buyer, effective as of the close of business on the Closing Date.

3.2.         Payment of Estimated Initial Purchase Price; Delivery of Shares.

(a)           At the Closing, Buyer shall pay to the Shareholders the Estimated Initial Purchase Price in accordance with the provisions of Section 2.5.

(b)           At the Closing, the Shareholders shall deliver to Buyer, free and clear of all Liens, stock certificates representing all of the Shares, accompanied by duly executed and witnessed stock powers transferring the Shares to Buyer.

3.3.         Buyer’s Additional Deliveries.  At the Closing, Buyer shall deliver to the Shareholders all of the following:

(a)       a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholders, as to: (i) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) the incumbency and signature of the officer(s) of Buyer executing this Agreement;

(b)       the certificate of Buyer contemplated by Section 8.1, duly executed by an authorized officer of Buyer;

(c)       Employment Agreements in the form attached hereto as Exhibits B-1 and B-2, duly executed by Buyer;

(d)       the Indemnification Agreement (as defined in Section 3.4(h)), duly executed by Buyer and Advantage Reimbursement, LLC.

3.4.         Shareholders’ Deliveries.  At the Closing, the Shareholders shall deliver to Buyer or Advantage Reimbursement, LLC, as applicable, all of the following:

(a)       a copy of the Certificate of Incorporation of HAI certified as of a recent date by the Secretary of State of the State of Delaware;

(b)       a certificate of good standing of HAI issued as of a recent date by the Secretary of State of the State of Delaware;

(c)       a certificate of the Chief Executive Officer of HAI, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the Certificate of Incorporation of HAI since a specified date; (ii) the Bylaws of HAI; (iii) the resolutions of the Shareholders and board of directors of HAI authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signature of the officer of HAI executing this Agreement;

(d)       the certificates of HAI and each of the Shareholders contemplated by Sections 7.1 and 7.2, duly executed by an authorized officer of HAI and each of the Shareholders, respectively;

(e)       the Assignment Separate from Certificate, in the form attached hereto as Exhibit A (the “Assignment”) duly executed by each Shareholder;

(f)        all consents, waivers or approvals obtained by HAI with respect to the Advantage Reimbursement Performed Contracts or the consummation of the transactions contemplated by this Agreement;

(g)       Employment Agreements in the forms attached hereto as Exhibit B-1 and B-2, duly executed by the applicable individuals;

(h)       the Indemnification Agreement, in the form attached hereto as Exhibit C (the “Indemnification Agreement”), duly executed by HAI, Advantage Reimbursement, Pereira and Belhumeur.

(i)        an opinion of the Shareholders’ legal counsel, dated the Closing Date, in the form of Exhibit D hereto;

(j)        a signed resignation of each of the directors of HAI, effective as of the Closing Date;

(k)       the corporate minute book of HAI and any other corporate records as may be in the possession of the Shareholders as Buyer may request;

(l)        such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer or Advantage Reimbursement, LLC may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the assignment of the Advantage Reimbursement Performed Contracts to Advantage Reimbursement, LLC;

(m)      IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, properly completed and executed by the Shareholders, as contemplated in Section 10.3; and

(n)       such other Closing documents as shall have been reasonably requested by Buyer, in form and substance reasonably accepted by Buyer’s counsel.

3.5          Further Assurances.  If at any time after the Closing Date Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to (a) vest, perfect or confirm, of record or otherwise, in Buyer, the title to the Shares, or (b) otherwise carry out the purposes of this Agreement, each Shareholder agrees that he shall execute and deliver all such deeds, assignments and assurances in law and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Shares in Buyer, and otherwise to carry out the purposes of this Agreement and the transactions contemplated by this Agreement, and the expense of the foregoing shall be borne as provided in Section 12.3 hereof.  In addition, from and after the Closing Date, each Shareholder will promptly deliver or cause to be delivered to Buyer all payments received by such Shareholder on account of HAI to which Buyer is entitled hereunder within 30 days of receipt.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HAI AND THE SHAREHOLDERS

Each of the Shareholders, jointly and severally, represent and warrant to Buyer and Advantage Reimbursement, LLC as follows:

4.1.         Organization of HAI.  HAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to perform its obligations hereunder.    HAI has full corporate power and authority to own or lease and to operate and use its assets and to carry on its Business as now conducted.

4.2.         Authorization, Execution and Enforceability.  This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by HAI or either of the Shareholders in connection with the transactions contemplated by this Agreement (collectively, the “Seller Party Ancillary Documents”) have been duly executed and delivered by HAI and each of the Shareholders and constitute the valid and legally binding agreements of HAI and each of the Shareholders, as the case may be, enforceable against HAI and each of the Shareholders in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the Seller Party Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Seller Party Ancillary Documents have been duly authorized by all necessary corporate action on the part of HAI.

4.3.         Absence of Restrictions and Conflicts.  Except as disclosed in Schedule 4.3, the execution, delivery and performance of this Agreement and the Seller Party Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Party Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Party Ancillary Documents do not, (a) conflict with or result in any breach of any term or provision of the formation documents of HAI, (b) with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default (or give rise to any right of termination, amendment or cancellation) under, result in the loss of any benefit under or permit the acceleration of any obligation under, any Contract or any of the Advantage Reimbursement Performed Contracts, or result in the creation of any Lien on any of the assets of HAI pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation to which HAI or either of the Shareholders is a party or by which any of their properties or assets may be bound, or (c) violate any judgment, decree or order of any Governmental Authority (as defined below) to which HAI is a party or by which HAI, either of the Shareholders or any of their respective properties is bound or any statute, law, rule or regulation applicable to HAI or either of the Shareholders.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, governmental agency or public or regulatory unit, agency, body or authority of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision thereof (each a “Governmental Authority”) with respect to HAI or either of the Shareholders is required in connection with the execution, delivery or performance of this Agreement or the Seller Party Ancillary Documents by HAI or either of the Shareholders, or the consummation of the transactions contemplated by this Agreement or the Seller Party Ancillary Documents by HAI or either of the Shareholders.

4.4.         Capitalization. The entire authorized capital stock of HAI consists of 3,000 shares of common stock, par value $0.01 per share.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held of record by the Shareholders as disclosed in Schedule 4.4, free and clear of all liens, claims, options or other encumbrances.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which either Shareholder is a party or which are binding upon HAI providing for the issuance, transfer, disposition or acquisition of any of its capital stock.  There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to HAI.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of HAI.  Upon consummation of the Closing, Buyer will own the entire equity interest in HAI, free and clear of all liens, claims, options or other encumbrances, and HAI will not have any securities convertible into or exchangeable for any shares of its capital stock, nor will it have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock.

4.5.         No Interest in Other Entities.  HAI does not own any equity interest (by stock ownership, partnership interest, limited liability company interest, joint venture interest or otherwise) in any other corporation, partnership, limited liability company, joint venture, firm, association or business enterprise.

4.6.         Ownership of Assets and Related Matters.

(a)       Real Property.  HAI does not own, any real property.  Schedule 4.6(a) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by such lease or other agreement) (“Real Property Leases”) under which HAI is lessee of, or holds or operates, any real property owned by any third party (the “Leased Real Property”).  Except as set forth in such Schedule, HAI has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of HAI in the Leased Real Property is not subject or subordinate to any Liens.  Neither the whole nor any part of any real property leased, used or occupied by HAI is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the knowledge of HAI, no such condemnation or other taking is threatened or contemplated.

(b)       Personal Property Leases.  Schedule 4.6(b) sets forth a correct and complete list of all leases and agreements of HAI granting HAI possession of or rights to personal property (the “Personal Property Leases”).  HAI has heretofore delivered to Buyer correct and complete copies of all the Personal Property Leases.  Except as otherwise noted on Schedule 4.6(a), all of the Personal Property Leases are valid and enforceable in all respects in accordance with their respective terms with respect to HAI and, to the knowledge of HAI, any other party thereto.  Except as otherwise noted in Schedule 4.6(b), there is not, with respect to the Personal Property Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of HAI or, to the knowledge of HAI, any other party thereto.  HAI has peaceful and undisturbed physical possession of all equipment and other assets that are covered by the Personal Property Leases.

(c)       No Third Party Options.  There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any assets, properties or rights of HAI or the Advantage Reimbursement Performed Contracts, or any interest therein.

(d)       Ownership; Sufficiency of Assets.  HAI has good and valid, legal and beneficial title to all of its properties and assets, free and clear of all mortgages, liens, pledges, security interests, charges, easements, leases, subleases, licenses and other occupancy arrangements, covenants, rights of way, options, claims, restrictions, or encumbrances of any kind other than the current liabilities reflected in the Closing Statement and included in the calculation of Closing Working Capital (collectively, “Liens”).  The current assets of HAI as of the Closing Date will include all of the assets, in sufficient condition and quantity, to permit HAI to adequately operate the Business immediately upon the Closing in the ordinary course of business and consistent with the past practices of HAI.

(e)       Accounts Receivable.  HAI has delivered to Buyer a schedule of HAI’s accounts receivable as of October 31, 2009 (the “Receivables”) showing the amount of each receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date.  Except as set forth in Schedule 4.6(e), to the knowledge of HAI, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables have been made subject to an assignment for the benefit of creditors.  All of the Receivables (i) arose from bona fide transactions in the ordinary course of business, (ii) have been executed on terms consistent with HAI’s past practice, (iii) are valid, existing and collectible within 90 days without resort to legal proceedings or collection agencies, (iv) represent monies due for services rendered in the ordinary course of business and (v) are not subject to any refunds or , except as set forth in Schedule 4.6(e),  adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances.  Except as set forth in Schedule 4.6(e), all of the Receivables are current, and there are no disputes regarding the collectibility of any such Receivables.  None of the Receivables have been factored, pledged, turned over for collection or assigned to any Person.

(f)        Condition of Tangible Assets.  Except as set forth on Schedule 4.6(f), the Tangible Assets are in good operating condition (which is sufficient for the Business to continue to operate as it has operated prior to the Closing Date), ordinary wear and tear excepted.

4.7.         Financial Statements; Undisclosed Liabilities.  Schedule 4.7 contains (i) the unaudited balance sheet of HAI as of December 31, 2008 (the “Balance Sheet Date”) and the related statement of income for the year then ended, and (ii) the unaudited balance sheet of HAI as of October 31, 2009 (the “Interim Balance Sheet”) and the related year-to-date statement of income, in each case together with the appropriate notes, if any, to such financial statements.  Except as set forth therein or in the notes thereto, such balance sheets and statements of income (collectively, the “Financial Statements”) have been prepared consistently with the past practices of HAI, and such balance sheets and related statements of income present fairly the financial position and results of operations of HAI as of their respective dates and for the respective periods covered thereby.  HAI does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not (A) reflected, reserved against or given effect to in the Interim Balance Sheet or (B) set forth in Schedule 4.7.

4.8.         Operations Since Balance Sheet Date.  Except as set forth in Schedule 4.8, since the Balance Sheet Date, HAI has conducted the Business only in the ordinary course and in conformity with past practice and there has been (i) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of HAI’s assets as of the Closing Date or the Advantage Reimbursement Performed Contracts; and (ii) no material adverse effect on the financial condition, operations, or results of operations of the Business, taken as a whole.

4.9.         Legal Proceedings.  Except as set forth in Schedule 4.9, there are no suits, actions, claims, proceedings or investigations (collectively, “Proceedings”) pending or, to the knowledge of HAI, threatened against, relating to or involving HAI, the Business, or any of HAI’s officers or directors (acting in their capacity as such) before any Governmental Authority nor, to the knowledge of HAI, is there any basis for any such Proceeding.  There is no judgment, decree, injunction, citation, settlement agreement, rule or order of any Governmental Authority outstanding against HAI.

4.10.       Licenses, Permits and Compliance with Law.  Schedule 4.10 is a true and complete list of all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor issued by, or submitted by HAI to, any Governmental Authority (collectively, the “Permits”) relating to the conduct of the Business.  HAI owns or possesses all of the Permits necessary to carry on the Business as currently conducted and as presently proposed to be conducted, each of which is reflected on Schedule 4.10.  Except as set forth in Schedule 4.10, each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing Date, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any Permit.  HAI has taken all necessary action to maintain each Permit.  No loss or expiration of any Permit is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).  Except as set forth in Schedule 4.10, HAI is (and has been at all times during the past five years) in compliance with all applicable laws (including all laws and regulations under Title XVIII of the Social Security Act (Medicare) (“Medicare”), Title XIX of the Social Security Act (Medicaid) (“Medicaid”) and Title XXI of the Social Security Act (The State Children’s Health Insurance Program), and all applicable laws relating to privacy, zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Authorities.  Neither HAI, nor any of officers, employees or other contracted staff (collectively referred to in this paragraph as “employees”) has been or is about to be excluded from participation in any Federal Health Care Program (as defined herein). The listing of HAI or any of its employees on (a) the United States Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals/Entities, (b) the United States General Services Administration’s Lists of Parties Excluded From USA Federal Procurement & Nonprocurement Programs, (c) any state Medicaid exclusion list, or (d) the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons list, shall constitute “exclusion” for purposes of this paragraph.  For the purpose of this paragraph, the term "Federal Health Care Program" means the Medicare program, the Medicaid program, TRICARE, any health care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant program, any state social services block grant program, any state children’s health insurance program, or any similar program.

4.11.       Contracts.  Schedule 4.11(a) sets forth, as of the Closing Date, (a) a complete and correct list, organized by type of agreement, of all contracts (whether written or oral, including Real Property Leases and Personal Property Leases) to which HAI is a party and which are currently in effect, other than the Advantage Reimbursement Performed Contracts (the “Contracts”), and (b) a complete and correct list of all consents or notices required to be obtained or given under the contracts listed on Schedule 4.11(a) in connection with the transactions contemplated by this Agreement.  Schedule 4.11(b) sets forth, as of the Closing Date, all the Advantage Reimbursement Performed Contracts, and a complete and correct list of all consents or notices required to be obtained or given under the contracts listed on Schedule 4.11(b) in connection with the transactions contemplated by this Agreement.  Complete and correct copies of all Contracts have been delivered to Buyer.  Complete and correct copies of all Advantage Reimbursement Performed Contracts have been delivered to Advantage Reimbursement, LLC.   The Contracts and the Advantage Reimbursement Performed Contracts and are in full force and effect and are valid and enforceable in accordance with their respective terms with respect to HAI and, to the knowledge of HAI, each other party thereto.  Except as set forth in Schedule 4.11(c), there is not, with respect to the Contracts or the Advantage Reimbursement Performed Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of HAI, to the knowledge of HAI, any other party thereto.

4.12.       Tax Matters.

(a)           All federal, state, local and foreign income, excise, property, sales, use, information, payroll and other tax returns and reports required to be filed by, or with respect to the operations of, HAI (the “Tax Returns”) on or before the Closing Date will, as of the Closing, be filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the Taxes of HAI for the periods covered thereby.  All federal, state, local and foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions which are called for as due, or which may become due, or which are claimed to be due, or which are otherwise due to any taxing authority from, or with respect to the operations of, HAI through the Closing Date (the “Taxes”), have been or will, as of the Closing, be properly accrued or paid.

(b)           Neither HAI nor either Shareholder has received any notice of assessment or proposed assessment by any taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against the Company or its properties, except as disclosed in Schedule 4.12, and the results of any prior examinations have been properly reflected in the Financial Statements.  To the knowledge of HAI, there has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to HAI.

(c)           Except as disclosed in Schedule 4.12, there are no tax liens on any of the properties or assets of HAI except for liens for current taxes not yet due and payable.  Except as disclosed in Schedule 4.12, to the knowledge of HAI, there is no basis for any additional assessment of any Taxes, penalties or interest with respect to the operations of HAI.  HAI has not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

(d)           HAI has been a validly electing S corporation within the meaning of Code Section 1361 and 1362 at all times since October 10, 2003, and HAI will be an S corporation up to and including the Closing Date.

(e)           HAI shall not be liable for any Taxes under Code Section 1374 in connection with the deemed sale of HAI’s assets caused by the Section 338(h)(10) Election (as defined in Section 10.3(g)).  HAI has not, in the past seven years, (i) acquired assets from another corporation in a transaction in which HAI’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(f)            HAI is not, and during the applicable period specified in Code Section 897(c)(1)(A)(i) has not been, a United States real property holding corporation within the meaning of Code Section 897(c)(2).

4.13.       Employees.  Schedule 4.13 contains a true and complete list of all of HAI Personnel (as defined in Section 4.14(a) as of the date hereof who have performed services attributable to the Business, specifying their annual salary, hourly wages, scheduled hours to work per week, position, status, length of service, location of employment, consulting or other independent contractor fees and the allocation of amounts paid and other benefits provided to each of them, respectively, together with an appropriate notation next to the name of any such employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor.  HAI has received no claim from any Governmental Authority to the effect that it has improperly classified as an independent contractor any Person named on Schedule 4.13.  HAI has made no verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.  Except as indicated on Schedule 4.13, all employees of HAI are actively at work on the date hereof.

4.14.           Employee Benefit Plans.

(a)       Schedule 4.14 contains a complete and accurate list of all deferred compensation, incentive compensation, equity compensation plans, “welfare” plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “pension” plans (within the meaning of Section 3(2) of ERISA), other employee benefit plans, funds, programs, agreements or arrangements, in any case, that are sponsored, maintained or contributed to or required to be contributed to by HAI or by any trade or business, whether or not incorporated, that together with HAI would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which HAI or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee (whether full-time, part-time or otherwise) or former employee of HAI (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”) that would in any way require or bind Buyer or HAI to make any payments to any employee or contractor, or former employee or contractor, of HAI (collectively, “HAI Personnel”).

(b)       Schedule 4.14 sets forth the financial cost of all obligations owed under any HAI Benefit Plan that is not subject to the disclosure and reporting requirements of ERISA.

(c)       Shareholders have delivered to Buyer: (i) all documents that set forth the terms of each HAI Benefit Plan, and any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries; (ii) all personnel, payroll and employment manuals and policies; (iii) a written description of any HAI Benefit Plan that is not otherwise in writing; (iv) all registration statement filed with respect to any HAI Benefit Plan; (v) all insurance policies purchased by or to provide benefits under any HAI Benefit Plan; (vi) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any HAI Benefit Plan; (vii) the Form 5500 filed in each of the most recent three plan years with respect to each HAI Benefit Plan, including all schedules thereto and the opinions of independent accountants; (viii) all notices that were given by HAI or any of its ERISA Affiliates to the IRS, the Pension Benefit Guaranty Corporation (“PBGC”), or any participant or beneficiary, pursuant to statute, within the three years preceding the date of this Agreement; (ix) all notices that were given by the IRS, the PBGC, or the Department of Labor to HAI or any of its ERISA Affiliates, or any HAI Benefit Plan, within the three years preceding the date of this Agreement; and (x) with respect to any HAI Benefit Plan intended to meet the requirements of Code Section 401(a), the most recent determination letter for each such Benefit Plan.

(d)       HAI and its ERISA Affiliates have performed all of their respective obligations under all HAI Benefit Plans.  HAI and its ERISA Affiliates have made appropriate entries in their financial records and statements for all obligations and liabilities under such Benefit Plans that have accrued but are not due.

(e)       HAI and its ERISA Affiliates, with respect to the HAI Benefit Plans, are, and each such Benefit Plan is, in material compliance with ERISA, the Code, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 4.14.

(f)        Except as set forth on Schedule 4.14, (i) no transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) has occurred with respect to any HAI Benefit Plan, (ii) neither the Shareholders, nor HAI or any of its ERISA Affiliates has any liability to the IRS with respect to any HAI Benefit Plan, (iii) neither the Shareholders, nor HAI or any of its ERISA Affiliates has any liability to the PBGC with respect to any HAI Benefit Plan or has any liability under ERISA Section 502 or 4071, and (iv) all contributions and payments made or accrued with respect to all HAI Benefit Plans are deductible under Code Section 162 or Section 404.

(g)         Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding or investigation involving, any HAI Benefit Plan is pending or, to the Shareholders’ knowledge, is threatened.

(h)         Each HAI Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a) and each such Benefit Plan complies in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code.  To the Shareholders’ knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Benefit Plan or trust.

(i)         There are no employment, termination, retention, change in control or severance agreements to which HAI or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of HAI (“Employment Contracts”) that would in any way require or bind Buyer or HAI to make any payments to any HAI Personnel in connection with the transactions contemplated by this Agreement.

(j)         No liability under Title IV or Section 302 of ERISA has been incurred by HAI or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Buyer or any ERISA Affiliate of incurring any such liability that would in any way require or bind Buyer or HAI to make any payments to any HAI Personnel in connection with the transactions contemplated by this Agreement.

(k)         No Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in Section 4063(a) of ERISA that would in any way require or bind Buyer or HAI to make any payments to any HAI Personnel in connection with the transactions contemplated by this Agreement.

(l)         Neither HAI nor any ERISA Affiliate has ever established or contributed to, or had an obligation to contribute to, any voluntary employees’ beneficiary association (as described under Code Section 501(c)(9)), any organization or trust described under in Code Section 501(c)(17) or Code Section 501(c)(20), or any welfare benefit fund as defined in Code Section 419(e).

(m)         HAI and its ERISA Affiliates have complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B and with the provisions of ERISA Section 701 et seq. and Subtitle K of the Code.

(n)         The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of HAI to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(o)       There are no Benefit Plans or Employment Contracts that provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of HAI for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

4.15.       Labor Relations.  Except as set forth in Schedule 4.15:

(a)       HAI has engaged in no unfair labor practice within the meaning of the National Labor Relations Act or state law equivalent, and there exists no pending or, to the knowledge of HAI, threatened unfair labor practice charges or race, color, religion, sex, national origin, age or disability discrimination charges against HAI before any board, department, commission or agency;

(b)       there are no existing or, to the knowledge of HAI, threatened (i) labor strikes, (ii) grievances, (iii) representation questions respecting any employees of HAI, or (iv) arbitration procedures arising out of or under any union contract covering employees of HAI; and

(c)       HAI is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by HAI.

4.16.       Insurance.  Schedule 4.16 sets forth a correct and complete list of current insurance policies and coverages carried by or for the benefit of HAI.  Schedule 4.16 sets forth a list of all pending claims with respect to all such policies.  With respect to each such insurance policy, except as otherwise specifically identified in Schedule 4.16: (1) the policy is legal, valid, binding and enforceable and in full force and effect, (2) the policy will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Closing Date, (3) HAI is not and, to HAI’s knowledge, no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy, and (4) HAI has not, and to HAI’s knowledge no other party to the policy has, repudiated any provision thereof.  HAI has been covered during the past five years (dating back from the date of this Agreement) by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.  During the past five (5) years, HAI has not maintained any self-insurance arrangements.

4.17.       Intellectual Property.

(a)       Definition of Intellectual Property.  The term “Intellectual Property” means:

(i)            all business names, trade names, registered and unregistered trademarks (including common law marks), trade dress, service marks, and Internet domain names, URLs, and IP addresses (including all goodwill therein, and all U.S. federal, state and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing) (collectively, “Marks”);

(ii)           all patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof), design rights, patent applications, and file histories (collectively, “Patents”);

(iii)          all copyrights, whether or not registered, in both published and unpublished works (including all U.S. and foreign registrations and applications for registration of the foregoing) and moral rights thereof (collectively, “Copyrights”);

(iv)          all software (in all forms and in all media) of any computing device, including (A) any and all software implementations of algorithms, models and methodologies, (B) software under development, (C) software that has been sunset or no longer being supported or enhanced, (D) the computer software supporting any Internet site(s), (E) software used to develop other software or internet sites, and (F) software for internal operations (collectively, “Software”);

(v)           all data, compilations of data and databases (in all forms and in all media), and all database rights therein (collectively, “Data Rights”);

(vi)          all descriptions, flow-charts, work product, programmers’ notes, schematics, specifications, project plans, listing, scripts, software tools, release notes, logic diagrams, pseudocode, project reports, lists of third party software, assembly, linking and compilation instructions, end user documentation, IT personnel documentation, training materials, manuals, system documentation and similar information suitable and sufficient to enable a person possessing reasonable skill and expertise in computer software and information technology to design, plan, organize, develop, install, build, load, operate, support, maintain, modify, improve, correct errors to, enhance, and distribute the Software and any databases containing Data (as defined in Section 4.17(n)) (collectively, “Documentation”); and

(vii)         all other know-how, Trade Secrets (as defined in Section 9.1), Confidential Information (as defined in Section 9.1), customer lists, technical documentation, technical information, data, technology, research records, inventions, plans, ideas, drawings, schematics, compilations, devices, formulas, designs, discoveries, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

(b)       Ownership and Use of Intellectual Property.  HAI owns, or has the right to use pursuant to licenses, sublicenses, agreements, or permissions, all Intellectual Property used by the Business currently and as presently proposed to be conducted.  The consummation of the transactions provided for under this Agreement will not result in the loss or impairment of any such Intellectual Property.  Each item of Intellectual Property used by the Business will be owned or available for use by HAI on identical terms and conditions immediately subsequent to the Closing Date.  HAI has taken all necessary and desirable actions to maintain and protect each item of Intellectual Property used by the Business, including the making of all filings and recordations with respect to such Intellectual Property as required in order to maintain and protect its interests in such Intellectual Property.

(c)       Infringement of Third Party Intellectual Property Rights.  HAI has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties.  HAI has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that HAI must license or refrain from using any Intellectual Property rights of any third party).  HAI will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as conducted on the Closing Date and as presently proposed to be conducted.

(d)       Infringement of HAI Intellectual Property Rights.  To the knowledge of HAI, no third party (including any present or former employee, consultant, or shareholder) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of HAI.

(e)       Owned Intellectual Property.  Schedule 4.17(e) lists each Mark, Patent and Copyright owned by HAI with respect to any of its Intellectual Property used by the Business.  HAI has delivered to Buyer correct and complete copies of all registrations or applications for such Marks, Patents and Copyrights (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 4.17(e) also identifies all Software owned by HAI (whether or not the Copyright therein has been registered).  With respect to each item of Intellectual Property required to be identified in Schedule 4.17(e):

(i)            HAI possesses all right, title, and interest in and to the item, free and clear of any and all Liens.

(ii)           The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(iii)          No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(iv)           HAI is under no obligation to grant any right, license or permission to use, or with respect to, any of the Intellectual Property other than as set forth on Schedule 4.17(k).

(v)           No (A) government funding; (B) facilities of a university, college, other educational institution or research center; or (C) funding from any Person (other than funds received in consideration for HAI’s capital stock or ownership interests or from Customers (as defined in Section 4.20)) was used in the development of the item.  To HAI’s knowledge, no current or former employee, consultant or independent contractor of HAI, who was involved in, or who contributed to, the creation or development of the item, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for HAI.

(f)        Patents.  With respect to the Patents required to be disclosed on Schedule 4.17(e):

(i)            Each issued Patent is in compliance with all applicable requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), and, except with respect to each application for a Patent that has not yet been issued, is valid, subsisting, enforceable and in full force and effect.

(ii)           No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, there is no potentially interfering patent or patent application of any third party; there are no inventorship disputes with respect to the Patents concerning any named or unnamed inventors; and the validity and scope of the rights under the Patents and HAI’s rights and title thereto or rights therein have not been questioned in any prior litigation, are not being questioned in any pending litigation, and are not the subject of any threatened or proposed litigation (and HAI has not received notice of any such threatened or proposed litigation).

(g)       Marks.  With respect to the Marks required to be disclosed on Schedule 4.17(e):

(i)            All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid, subsisting and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within one year after the date hereof.

(ii)           No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and no such action or proceeding is threatened with respect to any of the Marks.

(iii)          All materials displaying the Marks bear the proper federal registration notice where permitted or required by law.

(h)       Copyrights.  With respect to the Copyrights required to be disclosed in Schedule 4.17(e), HAI is in compliance with all legal requirements applicable to all registrations of the Copyrights, and all such registrations of the Copyrights are valid, subsisting and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within one year after the date hereof.  All works have been marked with appropriate copyright notices.

(i)        Software.  All Software owned, used or licensed by HAI performs in accordance with its specifications in all material respects.  Such Software operates without material malfunctions or design failures and does not fail to provide the appropriate results when used; provided that HAI does not represent that the Software is error free or operates without defects..  With respect to the Software required to be identified on Schedule 4.17(e):

(i)            Such Software was either (A) developed by employees of HAI within the scope of their employment or (B) developed by independent contractors or consultants who have assigned all of their rights in and to the Software to HAI pursuant to written agreements.

(ii)           Except as identified in Schedule 4.17(i)(ii), HAI does not have any obligation to provide maintenance or support services with respect to any such Software to any third party.

(iii)          Except as identified in Schedule 4.17(i)(iii), HAI has not entered into any source code escrow or similar arrangement under which a third party does, or could in the future upon the occurrence of certain events, have the right to obtain the source code for any such Software.

(iv)          The Documentation and source code for such Software has been developed and is as accurate in all material respects.  The source code and Documentation relating to such Software (A) has at all times been maintained in strict confidence, (B) has been disclosed only to employees who have a need to know in connection with the performance of their duties to HAI, and who have executed appropriate nondisclosure agreements as contemplated in Section 4.17(j)(ii) hereof, and (C) has not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.

(j)        Trade Secrets.

(i)            HAI has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(ii)           HAI has obtained or entered into written agreements with its respective HAI Personnel and with third parties in connection with the disclosure to, or use or appropriation by, HAI Personnel and third parties, of Trade Secrets owned by HAI, restricting the use, disclosure or appropriation of such Trade Secrets, and HAI does not know of any situation involving such HAI Personnel or third party use, disclosure or appropriation of any such Trade Secrets in which the lack of such written agreement is likely to adversely affect the right of HAI to protect the Trade Secret from unauthorized use or disclosure under applicable law.  True, correct and complete copies of such agreements have been delivered to Buyer.

(k)       Licenses of Intellectual Property by HAI.  Schedule 4.17(k) identifies and includes a brief summary of each license, agreement, or other permission that HAI has granted to any third party other than customers with respect to any of its Intellectual Property.  HAI has delivered to Buyer a true, correct and complete copy of each such license, agreement, or permission (as amended to date).  With respect to each license, agreement, or permission required to be identified in Schedule 4.17(k):

(i)            The license, sublicense, agreement, or permission is legal, valid, binding, enforceable, and in full force and effect against HAI and each other party thereto.

(ii)           The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(iii)          No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(iv)          No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

(l)        Licenses of Intellectual Property to HAI.  Schedule 4.17(l) lists each item of Intellectual Property that any third party owns and that HAI uses pursuant to licenses, sublicenses, agreements, or permissions (other than commercially available Intellectual Property licensed via a “click-wrap” or “shrink-wrap” license).  HAI has delivered to Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  Schedule 4.17(l) includes a summary of any license fee, royalty or other payment obligations of HAI under the applicable license, sublicense, agreement, or permission.  With respect to each item of Intellectual Property required to be identified in Schedule 4.17(l):

(i)            The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect.

(ii)           The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(iii)          No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(iv)          No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

(v)           With respect to each sublicense, to the knowledge of HAI, the representations and warranties set forth in Section 4.17(k)(i) through (iv) are true and correct with respect to the underlying license.

(vi)          To the knowledge of HAI, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(vii)         To the knowledge of HAI, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

(viii)        HAI has granted no sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(m)      Royalties and other Payment Obligations.  HAI is not obligated to make any payments by way of any royalties, fees or otherwise to any owner, licensor or other claimant to any intellectual property rights for the ownership, transfer or use thereof other than as expressly required under any license, sublicense, agreement, or permission disclosed on Schedule 4.17(l).

(n)       Data.  The Data Rights and information used by HAI in providing products or services, in keeping track of the financial and business relationships between HAI and Customers and in managing the business of the Business (collectively, the “Data”) (i) does not violate the privacy rights of any Person, (ii) does not infringe upon, misappropriate, conflict with or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable laws and agreements, and (iv) when used by HAI, in the manner in which the Data was used prior to the date hereof, does not violate any applicable law or agreement.  HAI has taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Data.

(o)       Agreements with Employees.  All former and current employees of HAI who have worked in or provided any services to the Business have executed written agreements assigning to HAI all rights to any inventions, improvements, works of authorship, discoveries, inventions, or information of HAI.  True, correct and complete copies of such agreements have been delivered to Buyer.  No employee of HAI who has worked in or provided any services to the Business has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than HAI.

4.18.       Code Quality.

(a)       Software.  Except as set forth on Schedule 4.18(a) (such Schedule to set forth (i) the name of each such Software, (ii) how such Software is or was used by HAI, (iii) whether such Software has been modified by or on behalf of HAI, (iv) whether such Software has been delivered by HAI to third parties and, if so, the identity of such third parties, (v) where such Software was obtained, and (vi) a copy or true and correct reference to the license under which such Software is licensed to HAI), none of the Software marketed by HAI contains, comprises, incorporates, or combines, and is not derived from or based on, any Open Source Software.  HAI is in compliance with all of the terms and conditions of each license under which the Open Source Software is distributed and/or licensed.  For the purposes of this Agreement, “Open Source Software” means (1) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models; and/or (2) any Software that requires as a condition of use, modification and/or distribution that such Software or other Software incorporated into, derived from or distributed with such Software, or into which such Software has been incorporated: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge.  Open Source Software includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU's General Public License (GPL), GNU's Lesser/Library General Public License (LGPL), the Artistic License (e.g., PERL), the Berkeley license (BSD), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Software license.

(b)       Disabling Devices.  The Software owned by HAI, and, to the knowledge of HAI, the Software described in Sections 4.17(k) and 4.17(l) (other than Software owned by HAI), does not contain any virus, Trojan horse, worm, time bomb, drop dead device, or other software routines (collectively, “Virus”) designed (i) to permit unauthorized access by third parties, HAI or Buyer, or (ii) to disable, delete, repossess, modify, damage, erase, or otherwise interfere with or adversely affect the use and operation of such Software and/or any data, hardware or other Software.  Prior to each delivery of each version, revision, release, bug fix or other modification of Software to its Customers, HAI has used industry standard measures to determine if such Software contains any Viruses.

(c)       Building the Software.  HAI possesses and has separately stored the source code and Documentation of each and every version and release of the Software currently licensed to or used by Customers sufficient to allow each such version and release to be assembled, linked and compiled into the actual machine readable version and release used by each such Customer.

4.19.       Transactions with Affiliates.  Except as set forth on Schedule 4.19 or as expressly contemplated by this Agreement, no officer, director or shareholder of HAI, or any Person with whom any such officer, director or shareholder has any direct or indirect relation by blood, marriage, or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange and less than 5% of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing, or any current or former Affiliate of HAI has any interest in any contract, arrangement, or understanding with, or relating to, the Business or the Advantage Reimbursement Performed Contracts.  For purposes of this Agreement, “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.  For purposes of this definition, “Control,” “Controlling,” and “Controlled,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  In addition, for purposes of this definition, “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, Governmental Authority or similar entity.

4.20.       Customer Relations.  Schedule 4.20 contains a complete and accurate list, as of the date hereof, of the names and addresses of all of the current customers of the Business (collectively, the “Customers”).  HAI maintains good relations with each of its Customers, and, to the knowledge of HAI, no event other than as listed in Schedule 4.20 has occurred that would constitute a default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default or would materially and adversely affect HAI’s relations with any such Customer.  Except as set forth in Schedule 4.20, no Customer during the last 12 months has asserted a default, canceled, terminated or made any threat to assert a default, cancel or otherwise terminate its contract or, in the case of Customers, to decrease its usage of HAI’s services or products.  HAI has received no notice and has no knowledge to the effect that any current Customer may terminate or materially alter its business relations with HAI, as a result of the past actions or inactions by HAI, as a result of the transactions contemplated by this Agreement or otherwise.

4.21.       Nondisclosed Payments; Ethical Practices.  Neither HAI nor the officers, directors, employees or shareholders of HAI has made or received any payments not correctly categorized and fully disclosed in HAI’s books and records in connection with or in any way relating to or affecting HAI or the Business.  Neither HAI nor any representative thereof has offered or given, and HAI has no knowledge of any Person that has offered or given on its behalf, anything of value to:  (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any Customer or member of any Governmental Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Customer, member of any Governmental Authority or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality to assist HAI in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist HAI in obtaining or retaining business for, or with, or directing business to, any Person.

4.22.       Brokers, Finders and Investment Bankers.  Neither HAI nor either of the Shareholders has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated herein.

4.23.       Bank Accounts; Powers of Attorney.  Schedule 4.23 sets forth (a) a complete and correct list of all bank accounts and safe deposit boxes of HAI and all persons authorized to sign or otherwise act with respect thereto as of the date hereof and (b) a complete and correct list of all persons holding a general or special power of attorney granted by HAI and a complete and correct copy thereof.

4.24.       Environment, Health and Safety.  Since January 1, 2007, and to HAI’s knowledge prior to January 1, 2007, each of HAI and, to HAI’s knowledge, HAI’s predecessors and Affiliates has complied with all applicable laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with or liabilities arising under any such law or regulation.  Without limiting the generality of the foregoing:

(a)           HAI has no Liability and HAI has not received any notification of potential responsibility (and there is no basis related to the past or present operations, properties or facilities of HAI and, to HAI’s knowledge, HAI’s predecessors and Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against HAI giving rise to any liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1988 or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety or pollution or protection of the environment;

(b)           HAI has no liability (and none of HAI and, to HAI’s Knowledge, HAI’s predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against HAI giving rise to any liability) for damage to any site, location or body of water (surface or subsurface) or for illness or personal injury;

(c)           HAI has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all federal, state, local and foreign laws (including rules, regulations, codes, plans, judgments, orders, decree stipulations, injunctions and charges thereunder) relating to public health and safety, work, health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes;

(d)           All properties and equipment used in the business of HAI have been free of asbestos, PCBs, dioxins, dibenzofurans and “Extremely Hazardous Substances” (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended);

(e)           All product labeling of HAI has been in conformity with applicable laws (including rules and regulations thereunder); and

(f)           No pollutant, contaminant or chemical, industrial, hazardous or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted or released on any real property that HAI ever has owned or that HAI leases or ever has leased.

4.25.       Claims Against Officers and Directors.  There are no pending or threatened claims against any director, officer, employee or agent of HAI or any other Person which could give rise to any claim for indemnification against HAI.

4.26.       Disclosure.  No representation, warranty or covenant made by HAI or either of the Shareholders in this Agreement (including the schedules hereto) contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

For purposes of this Agreement, “knowledge of HAI,” “HAI’s knowledge” and any similar terms mean the actual knowledge, after reasonable inquiry, of Belhumeur, Pereira, Jennifer Keiser or Jeanne Lugli.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Shareholder as follows:

5.1.         Organization, Power and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority  to own or hold under lease its properties and assets and to carry on its business as now conducted.

5.2.         Authority.  This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by Buyer in connection with the transactions contemplated by this Agreement (collectively, the “Buyer Ancillary Documents”) have been duly executed and delivered by Buyer and constitute the valid and legally binding agreements of Buyer enforceable against Buyer in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents have been duly authorized by all necessary corporate action on the part of Buyer.

5.3.         No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon, any of the assets owned or used by Buyer under:  (i) any term or provision of the Certificate of Incorporation or By-Laws (or other organic document) of Buyer; (ii) any judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Buyer; (iii) any statute or law applicable to Buyer; or (iv) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or by which Buyer is bound; or (b) will cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority with respect to Buyer is required in connection with the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer, or the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Documents by Buyer.

5.4.         Disclosure.  No representation or warranty of Buyer made hereunder or in any certificate, statement or other document delivered by or on behalf of Buyer hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.5.         Brokers, Finders and Investment Bankers.  Buyer has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated herein.

ARTICLE VI
ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

6.1.         Access to Information.  HAI shall afford the officers, employees and authorized representatives of Buyer and Advantage Reimbursement, LLC (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) and shall furnish to Buyer or Advantage Reimbursement, LLC or their respective authorized representatives such additional information concerning the Contracts, the Advantage Reimbursement Performed Contracts, the Business and the operations of HAI as shall be reasonably requested, including all such information as shall be necessary to enable Buyer, Advantage Reimbursement, LLC or their respective representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of HAI and the Shareholders contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VII have been satisfied.  Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of HAI.  No investigation made by Buyer or Advantage Reimbursement, LLC or their respective representatives hereunder shall affect the representations and warranties of HAI or either of the Shareholders.

6.2.         Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)       Each party hereto shall refrain from taking or omitting to take any action which would render any representation or warranty contained in Article IV or V inaccurate as of the Closing Date.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)       HAI will notify Buyer of (i) any material adverse change in the condition of the Tangible Assets, the Contracts, the Advantage Reimbursement Performed Contracts or the Business, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against HAI, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which HAI has knowledge.

6.3.         Consents of Third Parties.  HAI and the Shareholders will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Contract or Advantage Reimbursement Performed Contract required to be obtained in connection with the transactions contemplated hereby or to assign or transfer the Advantage Reimbursement Performed Contract to Advantage Reimbursement, LLC or to otherwise satisfy the condition set forth in Section 7.4.  None of HAI, Buyer or Advantage Reimbursement, LLC shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.  HAI shall not make any agreement or understanding affecting the Contracts, the Advantage Reimbursement Performed Contracts or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer.  During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with HAI in attempting to obtain the consents, approvals and waivers contemplated by this Section 6.3.

6.4.         Operations Prior to the Closing Date.  HAI shall operate and carry on the Business only in the ordinary course and substantially as presently operated.  Consistent with the foregoing, HAI shall keep and maintain its assets in good operating condition and repair and shall use its best efforts consistent with good business practice to maintain the business organization of HAI intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with HAI.  In connection therewith, HAI shall not attempt to persuade any employee or agent of HAI to terminate his or her relationship with HAI in anticipation of or after the Closing.  HAI shall incur (i) trade payables, (ii) deferred revenue and (iii) liabilities associated with HAI “paid time off”, only in the ordinary course of the Business and only in amounts that are not in excess of the amount of such liabilities traditionally incurred by HAI in HAI’s past operation of the Business.

6.5.         Non-Solicitation.  During the period commencing on the date hereof and continuing until the termination of this Agreement, neither HAI nor either of the Shareholders will provide or permit their respective representatives (a) to provide any information with respect to HAI or the Business to any Person who has identified itself as a prospective purchaser of HAI or a prospective purchaser or licensor of any of HAI’s assets (other than in the conduct of HAI’s Business in the ordinary course); (b) to solicit or discuss any transaction relating to any sale, license (other than in the ordinary conduct of HAI’s Business in the ordinary course) or change in control of any of the capital stock, Business or assets of HAI, any merger of HAI with or into any other entity, any corporate reorganization relating to any or all of HAI or its assets or indebtedness or any other significant corporate transaction involving HAI.  HAI and each of the Shareholders each further agree to notify Buyer promptly if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1.         No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by HAI or either of the Shareholders in the performance of any of its covenants and agreements herein; each of the representations and warranties of the Shareholders contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed (i) on behalf of HAI by an authorized officer of HAI, and (ii) jointly by the Shareholders.

7.2.         No Changes or Destruction of Property.  Between the date hereof and the Closing Date, there shall have been (a) no material adverse change in HAI’s assets, the Advantage Reimbursement Performed Contracts, the Business of HAI or the operations, liabilities, profits, prospects or condition (financial or otherwise) of HAI; (b) no material adverse federal or state legislative or regulatory change affecting the business of HAI or the Business; and (c) no material damage to the assets of HAI by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed (i) on behalf of HAI by an authorized officer of HAI, (ii) by each of the Shareholders.

7.3.         No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

7.4.         Necessary Consents.  The Shareholders shall have received all necessary consents to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which HAI is a party, including the Advantage Reimbursement Performed Contracts, or by which HAI or any of its assets is affected or are otherwise necessary to prevent a material adverse change in HAI or in the Business.  Each of the Advantage Reimbursement Performed Contracts shall have been legally assigned to Advantage Reimbursement, LLC pursuant to its terms.  Notwithstanding the foregoing, the Shareholders shall not be required to obtain, prior to the Closing, the necessary consents to the agreement with Empire Home Infusion Services, Inc.  Each of the Shareholders shall use his respective best efforts after the Closing to obtain any consent necessary to any such assignment.

7.5.         Satisfactory Completion of Due Diligence.  Buyer shall have completed Buyer’s due diligence review of HAI and the Business with results that are satisfactory to Buyer as determined in Buyer’s sole discretion.

7.6.         401(k) Plan.  HAI shall have transferred sponsorship of the HAI/McCabe 401(k) Plan from HAI to McCabe & Associates, Inc.

7.7.         Automobile Leases; Tickets.  All automobiles leased by HAI shall be assigned from HAI to another Person, and such Person shall assume all liabilities relating thereto.  All New England Patriots football tickets currently held by HAI shall be transferred and assigned to, and assumed by, another Person.

7.8.         Approval by Buyer’s Board of Directors.  The consummation of the transactions contemplated by this Agreement shall have been approved by the board of directors of Buyer.

7.9.         Closing Deliveries.  The delivery by the Shareholders of each of the items set forth in Section 3.4.

7.10.       Satisfaction of Advantage Reimbursement Purchase Agreement Conditions.  The satisfaction of each of the conditions set forth in Sections 8.1 through 8.7 of the Advantage Reimbursement Purchase Agreement.

7.11.       Assignment of Advantage Reimbursement Performed Contracts. HAI shall have conveyed, assigned, transferred and delivered to Advantage Reimbursement, LLC, and Advantage Reimbursement, LLC shall have acquired from HAI, all of HAI’s right, title and interest in and to the Advantage Reimbursement Performed Contracts.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS

The obligations of the Shareholders under this Agreement shall, at the option of the Shareholders, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1.         No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Shareholders or any transaction contemplated by this Agreement; and there shall have been delivered to the Shareholders a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

8.2.         No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

8.3.         Closing Deliveries.  The delivery by Buyer of each of the items set forth in Section 3.3.

8.4.         Satisfaction of Advantage Reimbursement Purchase Agreement Conditions.  The satisfaction of each of the conditions set forth in Sections 9.1 through 9.3 of the Advantage Reimbursement Purchase Agreement.

ARTICLE IX

CONFIDENTIAL INFORMATION; NON-COMPETITION

9.1.         Definitions.  For purposes of this Article IX, the following terms shall have the meanings set forth below:

(a)       “Confidential Information” means any data or information of HAI, other than Trade Secrets, which is valuable to HAI and not generally known to competitors, including general business information, industry information, analyses, and other information of a proprietary nature that was developed or compiled by HAI;

(b)         “Restricted Activities” means the development, sale, purchase, license, or distribution of any software products or systems that are a competitive replacement for the Software marketed by the Business, or assisting any third party to engage in such activities;

(c)       “Restricted Entities” means the Shareholders, their respective Affiliates and their respective employees, officers, contractors and consultants.

(d)       “Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date;

(e)       “Territory” means the United States of America, such area being where Customers and actively sought prospective customers of HAI are located; and

(f)        “Trade Secrets” means information of HAI, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs,  devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.2.         Trade Secrets and Confidential Information.

(a)       Trade Secrets.  Each of the Shareholders agree not to, and agree to cause all of their respective Affiliates not to, use or disclose any Trade Secrets for so long as the pertinent information remains Trade Secret information (and, in any event, throughout the Restricted Period), regardless of whether the Trade Secrets are in written or tangible form, without the prior written consent of Buyer.  Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of Trade Secrets and other Intellectual Property pursuant to applicable law.

(b)       Confidential Information.  The Shareholders each agree that during the Restricted Period, each Shareholder will hold in confidence all Confidential Information, and neither Shareholder will disclose, publish, or make use of Confidential Information without the prior written consent of Buyer.

9.3.         Noncompetition.

(a)       Acknowledgment.  The Shareholders each acknowledge that HAI conducts the Restricted Activities throughout the Territory and that to protect adequately the interest of Buyer in the Business, it is essential that any noncompetition covenant with respect thereto cover all Restricted Activities and the entire Territory for the duration of the Restricted Period.

(b)       Noncompetition Covenant.  The Shareholders each agree that none of the Restricted Entities will, during the Restricted Period, directly or by assisting others, conduct Restricted Activities in the Territory or otherwise engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, or consulting nature) to any business that conducts any of Restricted Activities in the Territory.  Notwithstanding anything in this Agreement to the contrary, such persons may collectively acquire up to 2% of any company whose common stock is publicly traded on a national securities exchange.

(c)       Nonsolicitation.  The Shareholders hereby jointly and severally agree that none of the Restricted Entities will, during the Restricted Period, directly or by assisting others:

(i)           solicit or attempt to solicit, any business from any of HAI’s Customers existing as of the Closing Date or during the one-year period prior to the Closing Date, including actively sought prospective customers, for purposes of providing products or services that are a competitive replacement for any product or service provided or marketed by HAI; or

(ii)           hire, recruit, or solicit or attempt to hire, recruit, or solicit, on behalf of any other Person, any employee or independent contractor of Buyer unless Buyer terminates such Person’s employment without Cause or good reason, with the exception of Renee Bourbonneire if terminated by HAI.

9.4.           Severability.  If a judicial determination is made that any of the provisions of this Article IX constitutes an unreasonable or otherwise unenforceable restriction against either Shareholder, the provisions of this Article IX shall be rendered void only to the extent that such determination finds such provisions to be unreasonable or otherwise unenforceable with respect to HAI.  In this regard, each Shareholder hereby agrees that any judicial authority construing this Article IX shall be empowered to sever or modify any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Article IX to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed or modified by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Article IX is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to recover monetary damages as a result of any breach of any such provision by either Shareholder.

9.5.         Injunctive Relief.  The Shareholders hereby agree that any remedy at law for any breach of the provisions contained this Article IX shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy Buyer might have under Article IX.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

10.1.       Employee Matters.  The parties agree that the costs associated with the transactions contemplated by this Agreement relating to employer responsibilities and liabilities, including those under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any severance agreements or arrangements, for any current or former employees of HAI or any of its ERISA Affiliates or for other current or former HAI Personnel, shall be the sole and exclusive responsibility of the Shareholders.  The parties further agree that the costs associated with any termination prior to the Closing of employment of any current or former employees of HAI or any of its ERISA Affiliates or of other current or former HAI Personnel, including those costs arising under COBRA or under any severance agreements or arrangements, shall be the sole and exclusive responsibility of the Shareholders.  The Shareholders hereby agree, jointly and severally, to indemnify and hold harmless HAI and Buyer from and against any claims and expenses associated with such costs.  The Shareholders shall assist and cooperate with Buyer and HAI in all respects in connection with the employee matters set forth in this Section 10.1 and elsewhere in this Agreement, including providing such information relating thereto as may be reasonably requested by Buyer from time to time.  Buyer covenants that with respect to HAI Personnel who will be hired by Buyer, or retained by HAI, following the Closing,  Buyer shall consider such HAI Personnels’ years of working service for HAI (in accordance with Buyer policies) in determining such new employee’s eligibility for vacation in accordance with Buyer policies.

10.2.       Public Announcements.  Buyer shall coordinate with the Shareholders any public announcements regarding this Agreement or the transactions contemplated by this Agreement to the financial community, government agencies, employees, or the general public.  Neither HAI nor either of the Shareholders shall make any such public announcement without the written consent of Buyer, except as required by applicable law, Government Authority or the rules of any applicable securities exchange.  Buyer shall consult with HAI in good faith before issuing any such public announcement.

10.3.       Tax Matters.   The following provisions shall govern the allocation of responsibility as between Buyer and the Shareholders for certain tax matters following the Closing Date:

(a)           Tax Indemnification. Each Shareholder shall jointly and severally indemnify HAI, Buyer, and each Affiliate of Buyer and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of HAI and its subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (‘‘Pre-Closing Tax Period’’), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which HAI or any of its subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than HAI) imposed on HAI as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, the Shareholders shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Financial Statements (rather than in any notes thereto) and taken into account in determining Closing Working Capital.  In the event that any liability of Shareholder is established pursuant to this Section 10.3(a) as a result of a customer’s failure to properly satisfy a Tax obligation, Buyer shall discuss with the Shareholders the possibility of collecting such tax liability from such customer.  The Shareholders shall reimburse Buyer for any Taxes of HAI or its Subsidiaries that are the responsibility of the Shareholders pursuant to this Section 10.3(a) within 15 business days after payment of such Taxes by Buyer or HAI.

(b)           Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a ‘‘Straddle Period’’), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which HAI holds a beneficial interest shall be deemed to terminate at such time).

(c)           Tax Periods Ending on or Before the Closing Date. The Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for HAI for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  The Shareholders shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Buyer.  To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by HAI to the Shareholders for such periods.

(d)           Cooperation on Tax Matters.

(i)            Buyer, HAI, and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. HAI and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to HAI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, HAI or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(ii)           Buyer and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)           Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving HAI shall be terminated as of the Closing Date and, after the Closing Date, HAI shall not be bound thereby or have any liability thereunder.

(f)           Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)           Section 338(h)(10) Election.  HAI and each Shareholder shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S.tax law) with respect to the purchase and sale of the Shares hereunder (collectively, a “Section 338(h)(10) Election”).  The Shareholders shall provide a properly completed and jointly executed IRS Form 1023 to Buyer, and Buyer shall file such form within the time period prescribed by, and in accordance with, applicable law.  The Shareholders shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.  The Shareholders shall also pay any Tax imposed on HAI attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Reg. 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on HAI’s gain, and the Shareholders shall indemnify Buyer and HAI against any adverse consequences arising out of any failure to pay any such Taxes.

10.4.       Right of Offset.  Buyer shall be entitled to offset any Claims (as defined below) or any portion of any Claim that has not been paid by HAI (prior to the Closing) or either of the Shareholders, against any amounts owing to either of the Shareholders pursuant to any oral or written agreement to which such entity or person may be a party, including any Healthcare Automation Incremental Revenue Payment required to be made pursuant to Section 2.4, provided that Buyer shall not be entitled to offset any Claim to the extent that the liability giving rise to such Claim would be disallowed under Section 3(b) of the Indemnification Agreement.  If the amounts offset by Buyer hereunder exceed the obligations remaining due to Buyer, each of the Shareholders shall remain fully liable for such excess amounts, and no exercise of any right of offset hereunder by Buyer shall reduce, eliminate, impair or otherwise affect such liability of either of the Shareholders, except that the amount of any such liability shall be reduced to the extent of any offsets hereunder.  The term “Claim” shall mean any claim for which the Buyer may be entitled to payment pursuant to this Agreement, the Indemnification Agreement or any other agreement contemplated by this Agreement.

10.5.       Nature and Survival of Representations. All statements made by or on behalf of HAI or either of the Shareholders contained herein or in any of the schedules or exhibits delivered on behalf of HAI or either of the Shareholders to Buyer hereunder shall be deemed to constitute representations and warranties of HAI and each of the Shareholders, regardless of (a) any investigation made by or on behalf of Buyer and (b) who prepared such document.   The representations and warranties made by the parties pursuant to Articles IV and V of this Agreement shall survive the Closing until the second anniversary of the Closing Date, except that the representations and warranties made relating to taxes shall survive until 30 days after the expiration of the statute of limitations applicable to any such tax, and the effected party may present claims until such dates.

ARTICLE XI

TERMINATION

11.1.       Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)         by the mutual consent of Buyer and HAI;

(b)         by Buyer or HAI if the Closing shall not have occurred on or before December 31, 2009 (or such later date as may be mutually agreed to by Buyer and HAI); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time;

(c)         by Buyer in the event of any material breach by HAI or either of the Shareholders of any of their respective agreements, representations or warranties contained herein and the failure of such party to cure such breach within three days after receipt of notice from Buyer requesting such breach to be cured;

(d)         by HAI or the Shareholders in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within three days after receipt of notice from HAI requesting such breach to be cured;

11.2.       Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other parties to this Agreement.

11.3.       Effect of Termination.  If this Agreement is terminated pursuant to this Article XI, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

The parties further covenant and agree as follows:

12.1.       Waiver of Terms.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

12.2.       Amendment of Agreement.  This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

12.3.       Payment of Expenses.  Except as otherwise specifically provided in this Agreement, the parties shall each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, advisors and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

12.4.       Contents of Agreement, Parties in Interest, Assignment.  This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof.  Any previous agreements or understandings between the parties regarding the subject matter hereof, including without limitation, that certain letter agreement, dated August 26, 2009, by and between Buyer and HAI, and the Asset Purchase Agreement, are merged into and superseded by this Agreement.  All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by HAI or either of the Shareholders, Buyer, or, in the case of assignment by Buyer, HAI and each of the Shareholders, which consent shall not unreasonably be withheld.  Notwithstanding the foregoing, Buyer may assign any of its rights or obligations to a wholly-owned subsidiary of Buyer without the consent of HAI and each of the Shareholders.  In the event of any assignment under this section, the assignor shall remain primarily liable for all the liabilities and obligations of the assignor under this Agreement and the Indemnification Agreement.

12.5.       Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested, telecopier (if a telecopier number is provided), or air courier to the parties set forth below.  Such notices shall be deemed given at the time personally delivered, if delivered by hand or by courier, at the time received, if sent certified or registered mail, and when receipt is acknowledged by telecopy equipment, if telecopied.  Communications sent via email shall not constitute notice under this Agreement.

If to Buyer or Advantage	Mediware Information Systems, Inc.
Reimbursement, LLC, or	1900 Spring Road, Suite 450
HAI (following the Closing	Oak Brook, IL 60523
Date):	Attn: Senior Vice President and General Counsel
Telecopier: (630) 684-0462

If to HAI (prior to the	Healthcare Automation, Inc.
Closing Date):	41 Sharpe Drive
Cranston, RI 02920
Attn: David A. Belhumeur
Telecopier: (401) 572-3350
Email: dbelhumeur@mccabe.com

with a copy to:	Edward D. Feldstein
Roberts, Carroll, Feldstein & Peirce
10 Weybosset Street, 8th Floor
Providence, RI 02903
Email: efeldstein@rcfp.com

If to Pereira:	Kenneth J. Pereira
41 Sharpe Drive
Cranston, RI  02920
Telecopier: (401) 572-3350
Email:  kpereira@oridium.com

with a copy to:	Edward D. Feldstein
Roberts, Carroll, Feldstein & Peirce
10 Weybosset Street, 8th Floor
Providence, RI 02903
Email: efeldstein@rcfp.com

If to Belhumeur:	David A. Belhumeur
41 Sharpe Drive
Cranston, RI  02920
Telecopier: (401) 572-3350
email: dbelhumeur@mccabe.com

with a copy to:	Edward D. Feldstein
Roberts, Carroll, Feldstein & Peirce
10 Weybosset Street, 8th Floor
Providence, RI 02903
Email: efeldstein@rcfp.com

12.6.       Severability.  In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

12.7.       Schedules and Exhibits.  The schedules and exhibits referred to herein and attached hereto are incorporated herein by reference as if fully set forth in the text hereof.

12.8.       Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

12.9.       Headings.  The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

12.10.     Governing Law; Jurisdiction.  IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  BUYER, HAI, AND EACH OF THE SHAREHOLDERS AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE COUNTY OF COOK, STATE OF ILLINOIS. SERVICE OF PROCESS ON BUYER, HAI OR EITHER OF THE SHAREHOLDERS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED ABOVE.

12.11.    Waiver of Jury Trial.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

HEALTHCARE AUTOMATION, INC.

By:	/S/ Ken Pereira
Name:	Kenneth J. Pereira
Title:	Chief Executive Officer

MEDIWARE INFORMATION SYSTEMS, INC.

By:	/S/ T. Kelly Mann
Name:	T. Kelly Mann
Title:	Chief Executive Officer

ADVANTAGE REIMBURSEMENT, LLC

By:	/S/ T. Kelly Mann
Name:	T. Kelly Mann
Title:	Chief Executive Officer

/S/ David A. Belhumeur
DAVID A. BELHUMEUR

/S/ Kenneth J. Pereira
KENNETH J. PEREIRA

Signature Page
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Amended and Restated Purchase Agreement